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                      March 9, 2021

       Nicholas Lahanas
       Chief Financial Officer
       Central Garden & Pet Company
       1340 Treat Boulevard
       Suite 600
       Walnut Creek, CA 94597

                                                        Re: Central Garden &
Pet Company
                                                            Form 10-K for the
Fiscal Year Ended September 26, 2020
                                                            Filed November 24,
2020
                                                            File No. 001-33268

       Dear Mr. Lahanas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services